Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Monday, Aug. 3, 2026

MEDIA CONTACT:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Caroline Sardella (918) 230-9992	Ashley Mitchell (918) 240-6082

Williams Delivers Strong Second-Quarter 2026 Results;
Announces Strategic Acquisition of Momentum Midstream
Connecting Haynesville to Gulf Coast
LNG and Power Demand

TULSA, Okla. – Williams (NYSE: WMB) today announced its unaudited financial results for the three and six months ended June 30, 2026.

Financial performance validates growing strength of natural gas strategy
•GAAP net income: $827 million, or $0.68 per diluted share (EPS), up 51% vs. 2Q 2025
•Adjusted net income: $614 million, or $0.50 per diluted share (Adj. EPS), up 8% vs. 2Q 2025
•Adjusted EBITDA: $1.921 billion, up $113 million or 6% vs. 2Q 2025
•Cash flow from operations (CFFO): $1.376 billion
•Available funds from operations (AFFO): $1.450 billion, up $133 million or 10% vs. 2Q 2025
•Dividend coverage ratio: 2.26x (AFFO basis)
•Raising 2026 Adjusted EBITDA guidance midpoint by $200 million to $8.4 billion, reflecting Momentum Midstream acquisition

Extending track record of unmatched growth
•Successful completion of phase one of Socrates, the company's first Power Innovation project; phase two on track for 4Q 2026 completion
•Signed customer agreements on Transco's Leidy Access and Garden Connector and upsized Power Express
•Finalized Power Innovation Joint Venture with Blackstone, adding $5.34 billion of low-cost capital to fuel near-term Power Innovation projects
•Signed agreement to acquire Momentum Midstream, establishing a premier Haynesville position to serve growing LNG and power demand with long-term take-or-pay contracts

CEO Perspective
Chad Zamarin, president and chief executive officer, made the following comments:

“Williams delivered another quarter of solid results as we continue to capture rising demand for reliable energy infrastructure. Second-quarter Adjusted EBITDA increased 6% year-over-year to $1.921 billion, driven by transmission and Gulf Coast expansions, higher natural gas storage revenues and strong gathering performance across our footprint.”

“Our Power Innovation platform continues to ramp up as customers look for fast, reliable and scalable solutions to meet growing power demand. With the first phase of Socrates successfully completed within budget and on time and the closing of our joint venture with Blackstone, we have demonstrated best-in-class execution, strengthening our ability to commercialize additional projects and accelerate this important growth platform.”

“At the same time, we continue to advance growth across our broader natural gas infrastructure business. We signed customer agreements for Transco’s Leidy Access and Garden Connector expansions and we further upsized Transco's Power Express project. Additionally, we are announcing the acquisition of Momentum Midstream, a highly strategic platform that strengthens our position in the country’s most important LNG demand corridor. Alongside the acquisition, we are also announcing an expansion of our LEG gathering system and a large take-or-pay pipeline project along the Transco corridor. We look forward to the Momentum team joining the Williams family as we invest in these impressive assets that serve as a catalyst for continued growth.”

Zamarin added, “Williams is built to execute across multiple growth opportunities at once, and this quarter demonstrated the strength of that balanced approach. We are expanding our contracted project portfolio, investing in high-return opportunities and maintaining financial strength and flexibility, all of which support a higher long-term growth target. I want to thank our employees for their continued focus on safe and reliable operations and our customers for their trust in Williams. Together, we are delivering the infrastructure solutions needed to serve rising demand from LNG, power generation and industrial growth while creating market-leading and lasting value for our shareholders.”

Williams Summary Financial Information	2Q				Year to Date
Amounts in millions, except ratios and per-share amounts. Per share amounts are reported on a diluted basis. Net income amounts are from continuing operations attributable to The Williams Companies, Inc. available to common stockholders.	2026		2025		2026		2025

GAAP Measures
Net Income	$827		$546		$1,691		$1,236
Net Income Per Share	$0.68		$0.45		$1.38		$1.01
Cash Flow From Operations	$1,376		$1,450		$2,979		$2,883

Non-GAAP Measures (1)
Adjusted EBITDA	$1,921		$1,808		$4,175		$3,797
Adjusted Net Income	$614		$566		$1,509		$1,296
Adjusted Earnings Per Share	$0.50		$0.46		$1.23		$1.06
Available Funds from Operations	$1,450		$1,317		$3,220		$2,762
Dividend Coverage Ratio	2.26	x	2.16	x	2.51	x	2.26	x

Other
Debt-to-Adjusted EBITDA at Quarter End (2)	3.67	x	3.80	x
Capital Investments (Excluding Acquisitions) (3) (4)	$1,642		$1,039		$3,284		$1,709

(1) Schedules reconciling Adjusted Net Income, Adjusted EBITDA, Available Funds from Operations and Dividend Coverage Ratio (non-GAAP measures) to the most comparable GAAP measure are available at www.williams.com and as an attachment to this news release.

(2) Does not represent leverage ratios measured for WMB credit agreement compliance or leverage ratios as calculated by the major credit ratings agencies. Debt is net of cash on hand and, for 2026, $777 million of cash purchases of certain reimbursable long-lead Power Innovation equipment, and Adjusted EBITDA reflects the sum of the last four quarters.

(3) Capital investments include increases to property, plant, and equipment (growth & maintenance), purchases of and contributions to equity-method investments and purchases of other long-term investments.

(4) Second quarter and year-to-date 2026 capital investments exclude $188 million and $170 million, respectively, of certain reimbursable long-lead Power Innovation equipment. Second quarter and year-to-date 2025 capital excludes $43 million for the acquisition of Saber Midstream, which closed June 2025. Year-to-date 2025 capital also excludes $319 million for the Rimrock acquisition, which closed January 2025; $153 million for the investment in Cogentrix, which closed March 2025; and $1 million for an adjustment of the Crowheart acquisition and Discovery consolidation, which closed 2024.

GAAP Measures
Second-quarter and year-to-date 2026 net income increased by $281 million and $455 million, respectively, compared to the prior year. Both comparative periods benefited from:
•Higher service revenues of $111 million and $314 million, respectively, driven by projects placed in service, new Gulf volumes, higher storage revenues, and higher gathering volumes including acquisitions in the West, while Transco’s higher net rates also benefited the year-to-date period.
•Higher gas marketing margins.
•Higher equity earnings driven by Blue Racer Midstream and Appalachia Midstream.
•A net gain of $126 million from the June 2026 sale of the Brazos Permian II equity-method investment. The year-to-date period also benefited from a $194 million gain on the January 2026 sale of the South Mansfield upstream interests.

These favorable changes were partially offset by:
•Reduced upstream results due to the sale of the South Mansfield interests.
•An increase in operating and administrative expenses.
•Higher net interest expense associated with net increases in long-term debt.
•A higher provision for income taxes driven by increased pre-tax income.

The quarterly period also benefited from a favorable change of $106 million in net unrealized gains/losses on commodity derivatives, while the year-to-date period reflected an unfavorable change of $87 million in net unrealized gains/losses on commodity derivatives.

Second-quarter 2026 cash flow from operations decreased $74 million compared to the prior year primarily due to unfavorable net changes in working capital driven by the payment of Transco’s rate refunds in April 2026, partially offset by higher operating results exclusive of non-cash items and favorable net changes in derivative collateral requirements. Year-to-date 2026 cash flow from operations increased $96 million compared to the prior year primarily due to higher operating results exclusive of non-cash items, partially offset by unfavorable net changes in working capital driven by the payment of Transco’s rate refunds and unfavorable net changes in derivative collateral requirements.

Non-GAAP Measures
Second-quarter and year-to-date 2026 Adjusted EBITDA increased by $113 million and $378 million, respectively, over the prior year driven by the previously described increases in service revenues and gas marketing margins, partially offset by higher operating and administrative expenses.

Second-quarter and year-to-date 2026 Adjusted Net Income improved by $48 million and $213 million, respectively, over the prior year driven by the previously described impacts to net income, adjusted primarily to remove the effects of net unrealized gains/losses on commodity derivatives and the gains associated with the Brazos Permian II and South Mansfield upstream sales.

Second-quarter and year-to-date 2026 Available Funds From Operations (AFFO) increased by $133 million and $458 million, respectively, compared to the prior year primarily due to higher adjusted operating results exclusive of non-cash items and a favorable change in the current component of the income tax provision.

Business Segment Results & Form 10-Q
Williams' operations are comprised of the following reportable segments: Transmission, Power & Gulf; Northeast G&P; West; Gas & NGL Marketing Services and Other. For more information, see the company's second-quarter 2026 Form 10-Q.

	Second Quarter						Year to Date
Amounts in millions	Modified EBITDA			Adjusted EBITDA			Modified EBITDA			Adjusted EBITDA
	2Q 2026	2Q 2025	Change	2Q 2026	2Q 2025	Change	2026	2025	Change	2026	2025	Change
Transmission, Power & Gulf	$959	$891	$68	$959	$903	$56	$1,969	$1,749	$220	$1,969	$1,765	$204
Northeast G&P	540	501	39	540	501	39	1,064	1,015	49	1,064	1,015	49
West	359	341	18	359	341	18	766	695	71	769	695	74
Gas & NGL Marketing Services	123	(30)	153	(1)	(15)	14	163	122	41	226	140	86
Other	98	118	(20)	64	78	(14)	330	193	137	147	182	(35)
Total	$2,079	$1,821	$258	$1,921	$1,808	$113	$4,292	$3,774	$518	$4,175	$3,797	$378

Note: Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.

Transmission, Power & Gulf
Second-quarter and year-to-date 2026 Modified and Adjusted EBITDA improved compared to the prior year driven by contributions from projects placed in service, new Gulf volumes, and higher storage revenues, partially offset by higher operating and administrative expenses. Transco’s higher net rates also benefited the year-to-date period.

Northeast G&P
Second-quarter and year-to-date 2026 Modified and Adjusted EBITDA increased compared to the prior year driven primarily by higher volumes at Ohio Valley Midstream and higher proportional EBITDA from Blue Racer Midstream and Bradford within Appalachia Midstream.

West
Second-quarter and year-to-date 2026 Modified EBITDA and Adjusted EBITDA improved compared to the prior year driven by Louisiana Energy Gateway, placed into service in third-quarter 2025, as well as higher gathering volumes including contributions from the 2025 Rimrock and Saber acquisitions, partially offset by lower minimum volume commitment revenues.

Gas & NGL Marketing Services
Second-quarter and year-to-date 2026 Modified EBITDA increased from the prior year. The quarterly period reflects $124 million of net favorable changes in unrealized gains/losses on commodity derivatives, which are excluded from Adjusted EBITDA. The year-to-date period for both measures benefited from higher gas marketing margins driven by winter storms, partially offset by net unfavorable changes in unrealized gains/losses on commodity derivatives, which are excluded from Adjusted EBITDA.

Other
The changes in second-quarter and year-to-date 2026 Modified EBITDA include gains from the January 2026 sale of the South Mansfield upstream interests, net unfavorable changes in unrealized gains/losses on commodity derivatives, and an unfavorable change in net realized results from upstream operations, including the impact of the divested South Mansfield interests. Both the gains on sale of the South Mansfield interests and the unrealized gains/losses on commodity derivatives are excluded from Adjusted EBITDA.

Strategic Acquisition of Momentum Midstream
Williams has agreed to acquire Momentum Midstream in a strategic Haynesville growth transaction valued at up to $5.5 billion, further expanding the company's fully integrated natural gas infrastructure platform in one of the nation's most important supply basins serving growing Gulf Coast LNG, power and industrial demand. Under the agreement, Williams will acquire 100% of Momentum Midstream for total consideration of up to $5.5 billion, comprising approximately $3.5 billion of cash and debt consideration and roughly $2 billion of Williams equity.

Momentum's Haynesville platform adds more than 4,000 miles of pipe and over 1 million dedicated acres within four key gathering areas with a combined capacity of 6 Bcf/d, multiple processing and treating facilities and three take-or-pay pipelines capable of transporting 4.05 Bcf/d, serving the Haynesville and key demand markets. The acquisition is valued at an implied valuation of approximately 8.5x projected 2027 EBITDA and is expected to be accretive to both available funds from operations (AFFO) per share and earnings per share. Predictable, fee-based cash flows, supported by fixed-fee earnings, take-or-pay contracts and a high-quality customer base, underpin the transaction's long-term value.

Williams is announcing two attractive immediate expansion projects across the platform to capture the next wave of Haynesville supply and connectivity to growing LNG and power demand:

•As part of the acquisition, the Delta Access expansion along the Transco corridor will serve growing LNG and power demand. The $1.5 billion project will provide initial capacity of 2.25 Bcf/d, with future expansion opportunities and is expected to come online in the first quarter 2029.
•Enhanced through the acquisition, the Shelby Trough Connector is an expansion of our LEG system into the growing Shelby Trough area of the Haynesville. The project will provide 750 MMcf/d of initial capacity with expansion potential up to 1.5 Bcf/d and includes a new lateral and additional compression facilities. It is expected to enter service in the second quarter of 2028.

The acquisition and the announced pipeline projects deepen Williams' exposure to long-term natural gas demand growth, including Gulf Coast LNG demand projected to increase by approximately 20 Bcf/d over the next 10 years. By combining Momentum's complementary footprint with Williams' existing infrastructure, the transaction enhances basin connectivity, broadens customer reach and creates additional opportunities to serve LNG, industrial and power demand, including future Transco expansions.

The transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Advisors
BofA Securities acted as lead financial advisor to Williams. Truist Securities also acted as a financial advisor to Williams in connection with the transaction. Davis Polk & Wardwell is serving as Williams’ legal counsel on the transaction.

2026 Financial Guidance
The company now expects 2026 Adjusted EBITDA of $8.3 billion to $8.5 billion and growth capex between $7.3 billion and $7.9 billion. Including the pro-forma impact of Adjusted EBITDA from the Momentum acquisition for the last four quarters, Williams' updated leverage ratio midpoint for 2026 is now approximately 3.75x. Guidance for 2026 growth capex and debt-to-adjusted EBITDA excludes certain reimbursable long-lead equipment.

Williams Second-Quarter 2026 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams' second-quarter 2026 earnings presentation will be posted at www.williams.com. The company's second-quarter 2026 earnings conference call and webcast with analysts and investors is scheduled for Tuesday, Aug. 4, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). Participants who wish to join the call by phone must register using the following link: https://register-conf.media-server.com/register/BIc62c79d5921d4e059ef7fd0f834cb2fa

A webcast link to the conference call will be provided on Williams’ Investor Relations website. A replay of the webcast will be available on the website for at least 90 days following the event.

About Williams
Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably and responsibly meeting growing energy demand. We use our infrastructure to deliver one third of the nation’s natural gas to where it's needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future. Learn more at www.williams.com.

The Williams Companies, Inc.
Consolidated Statement of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Millions, except per-share amounts)
Revenues:
Service revenues	$2,152	$2,041	$4,358	$4,044
Service revenues – commodity consideration	45	47	91	96
Product sales	762	657	1,899	1,715
Net gain (loss) from commodity derivatives	94	36	(265)	(26)
Total revenues	3,053	2,781	6,083	5,829
Costs and expenses:
Product costs	509	474	1,052	1,089
Net processing commodity expenses	6	4	21	32
Operating and maintenance expenses	597	572	1,162	1,114
Depreciation, depletion, and amortization expenses	592	605	1,176	1,190
General and administrative expenses	180	168	373	362
Gain on sale of certain assets	(12)	—	(194)	—
Other operating (income) expense – net	(1)	13	(10)	3
Total costs and expenses	1,871	1,836	3,580	3,790
Operating income (loss)	1,182	945	2,503	2,039
Equity earnings (losses)	159	142	320	297
Other investing income (loss) – net	134	4	158	12
Interest expense	(371)	(350)	(747)	(699)
Other income (expense) – net	32	16	58	30
Income (loss) before income taxes	1,136	757	2,292	1,679
Less: Provision (benefit) for income taxes	260	174	504	367
Net income (loss)	876	583	1,788	1,312
Less: Net income (loss) attributable to noncontrolling interests	49	37	96	75
Net income (loss) attributable to The Williams Companies, Inc.	827	546	1,692	1,237
Less: Preferred stock dividends	—	—	1	1
Net income (loss) available to common stockholders	$827	$546	$1,691	$1,236
Basic earnings (loss) per common share:
Net income (loss) available to common stockholders	$.68	$.45	$1.38	$1.01
Weighted-average shares (millions)	1,224	1,222	1,223	1,221
Diluted earnings (loss) per common share:
Net income (loss) available to common stockholders	$.68	$.45	$1.38	$1.01
Weighted-average shares (millions)	1,225	1,224	1,226	1,224

The Williams Companies, Inc.
Consolidated Balance Sheet
(Unaudited)

	June 30,	December 31,
	2026	2025
	(Millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$203	$63
Trade accounts and other receivables (net of allowance of ($1) at June 30, 2026 and December 31, 2025)	1,968	2,084
Inventories	335	314
Assets held for sale	60	318
Derivative assets	159	209
Other current assets and deferred charges	398	256
Total current assets	3,123	3,244
Investments	4,515	4,559
Property, plant, and equipment	65,278	62,010
Accumulated depreciation, depletion, and amortization	(20,868)	(20,014)
Property, plant, and equipment – net	44,410	41,996
Intangible assets – net	6,577	6,763
Regulatory assets, deferred charges, and other	1,985	2,011
Total assets	$60,610	$58,573

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,220	$2,224
Liabilities held for sale	9	63
Derivative liabilities	127	135
Other current liabilities	1,518	1,639
Commercial paper	475	700
Long-term debt due within one year	2,197	1,345
Total current liabilities	6,546	6,106
Long-term debt	28,121	27,316
Deferred income tax liabilities	5,596	5,170
Regulatory liabilities, deferred income, and other	4,979	4,986
Contingent liabilities and commitments

Equity:
Stockholders’ equity:
Preferred stock ($1 par value; 30 million shares authorized at June 30, 2026 and December 31, 2025; 35 thousand shares issued at June 30, 2026 and December 31, 2025)	35	35
Common stock ($1 par value; 1,470 million shares authorized at June 30, 2026 and December 31, 2025; 1,262 million shares issued at June 30, 2026 and 1,261 million shares issued at December 31, 2025)	1,262	1,261
Capital in excess of par value	24,783	24,801
Retained deficit	(11,834)	(12,237)
Accumulated other comprehensive income (loss)	124	127
Treasury stock, at cost (39 million shares at June 30, 2026 and December 31, 2025 of common stock)	(1,180)	(1,180)
Total stockholders’ equity	13,190	12,807
Noncontrolling interests in consolidated subsidiaries	2,178	2,188
Total equity	15,368	14,995
Total liabilities and equity	$60,610	$58,573

The Williams Companies, Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2026	2025
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$1,788	$1,312
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation, depletion, and amortization	1,176	1,190
Provision (benefit) for deferred income taxes	492	186
Equity (earnings) losses	(320)	(297)
Distributions from equity-method investees	448	412
Gain on sale of certain assets	(194)	—
Net unrealized (gain) loss from commodity derivative instruments	83	(4)
Gain on disposition of equity-method investments	(127)	—
Inventory write-downs	12	4
Amortization of stock-based awards	39	49
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	106	301
Inventories	(32)	(61)
Other current assets and deferred charges	(23)	(36)
Accounts payable	(240)	(265)
Other current liabilities	(58)	150
Changes in current and noncurrent commodity derivative assets and liabilities	(56)	19
Other, including changes in noncurrent assets and liabilities	(115)	(77)
Net cash provided (used) by operating activities	2,979	2,883
FINANCING ACTIVITIES:
Proceeds from (payments of) commercial paper – net	(224)	(454)
Proceeds from long-term debt	2,790	2,994
Payments of long-term debt	(1,119)	(975)
Payments for debt issuance costs	(33)	(26)
Proceeds from issuance of common stock	8	5
Common dividends paid	(1,284)	(1,221)
Dividends and distributions paid to noncontrolling interests	(140)	(131)
Contributions from noncontrolling interests	32	19
Other – net	(79)	(57)
Net cash provided (used) by financing activities	(49)	154
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(3,193)	(1,984)
Dispositions – net	345	(40)
Proceeds from sale of business	48	—
Proceeds from disposition of equity-method investments	6	—
Purchases of and contributions to equity-method investments	(91)	(179)
Other – net	95	9
Net cash provided (used) by investing activities	(2,790)	(2,194)
Increase (decrease) in cash and cash equivalents	140	843
Cash and cash equivalents at beginning of year	63	60
Cash and cash equivalents at end of period	$203	$903
_________
(1) Increases to property, plant, and equipment	$(3,347)	$(2,041)
Changes in related accounts payable and accrued liabilities	154	57
Capital expenditures	$(3,193)	$(1,984)

Transmission, Power & Gulf
(UNAUDITED)
	2025					2026
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year-to-date
Regulated interstate natural gas transportation, storage, and other revenues (1)	$873	$892	$930	$953	$3,648	$942	$917	$1,859
Gathering, processing, storage and transportation revenues (1)	179	218	237	258	892	240	254	494
Other fee revenues	13	11	6	9	39	33	13	46
Commodity margins	14	17	16	21	68	18	13	31
Operating and administrative costs (1)	(270)	(286)	(290)	(296)	(1,142)	(282)	(300)	(582)
Other segment income (expenses) - net (1)	13	2	37	16	68	22	26	48
Proportional Modified EBITDA of equity-method investments	36	37	37	37	147	37	36	73
Modified EBITDA	858	891	973	998	3,720	1,010	959	1,969
Adjustments	4	12	(26)	—	(10)	—	—	—
Adjusted EBITDA	$862	$903	$947	$998	$3,710	$1,010	$959	$1,969

Statistics for Operated Assets
Natural Gas Transmission (2)
Transcontinental Gas Pipe Line
Avg. daily transportation volumes (MMdth)	15.9	14.0	14.9	15.0	15.0	16.0	14.1	15.1
Avg. daily firm reserved capacity (MMdth)	20.8	20.6	20.6	21.0	20.8	21.0	20.6	20.8
Northwest Pipeline LLC
Avg. daily transportation volumes (MMdth)	3.0	2.4	2.4	2.6	2.6	2.7	2.0	2.4
Avg. daily firm reserved capacity (MMdth)	3.7	3.7	3.7	3.7	3.7	3.7	4.0	3.9
MountainWest (3)
Avg. daily transportation volumes (MMdth)	3.7	3.1	3.3	3.5	3.4	3.2	3.0	3.1
Avg. daily firm reserved capacity (MMdth)	8.4	8.0	8.0	8.3	8.2	8.3	8.0	8.2
Gulfstream - Non-consolidated (4)
Avg. daily transportation volumes (MMdth)	1.0	1.3	1.4	1.1	1.2	1.0	1.3	1.2
Avg. daily firm reserved capacity (MMdth)	1.4	1.4	1.4	1.4	1.4	1.4	1.4	1.4
Gathering, Processing, and Crude Oil Transportation
Gathering volumes (Bcf/d)	0.58	0.68	0.75	0.86	0.72	0.76	0.73	0.75
Plant inlet natural gas volumes (Bcf/d)	0.78	0.89	0.97	1.05	0.93	0.96	0.78	0.87
NGL production (Mbbls/d)	61	76	87	101	81	91	73	82
NGL equity sales (Mbbls/d)	10	15	12	16	13	12	9	11
Crude oil transportation volumes (Mbbls/d)	124	196	238	274	208	242	237	240

(1) Excludes certain amounts associated with revenues and operating costs for tracked or reimbursable charges.
(2) Tbtu converted to MMdth at one trillion British thermal units = one million dekatherms.
(3) Includes 100% of the volumes associated with the operated equity-method investment White River Hub, LLC.
(4) Includes 100% of the volumes associated with the equity-method investment Gulfstream Natural Gas System, L.L.C.

Northeast G&P
(UNAUDITED)
	2025					2026
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year-to-date
Gathering, processing, transportation, and fractionation revenues (1)	$420	$419	$421	$418	$1,678	$418	$443	$861
Other fee revenues	35	37	36	37	145	36	39	75
Commodity margins	6	6	6	6	24	—	—	—
Operating and administrative costs (1)	(106)	(113)	(114)	(116)	(449)	(103)	(109)	(212)
Other segment income (expenses) - net	—	(2)	(5)	(3)	(10)	5	(1)	4
Proportional Modified EBITDA of equity-method investments	159	154	161	166	640	168	168	336
Modified EBITDA	514	501	505	508	2,028	524	540	1,064
Adjustments	—	—	—	—	—	—	—	—
Adjusted EBITDA	$514	$501	$505	$508	$2,028	$524	$540	$1,064

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	4.39	4.15	4.10	4.02	4.16	4.01	4.16	4.09
Plant inlet natural gas volumes (Bcf/d)	1.86	1.89	1.90	1.90	1.89	1.95	2.04	1.99
NGL production (Mbbls/d)	137	138	150	147	143	152	166	159
NGL equity sales (Mbbls/d)	1	1	2	1	1	—	—	—
Non-consolidated (3)
Gathering volumes (Bcf/d)	6.47	6.72	6.72	7.01	6.73	6.79	6.80	6.80
Plant inlet natural gas volumes (Bcf/d)	0.94	1.13	1.16	1.16	1.10	1.11	1.12	1.12
NGL production (Mbbls/d)	68	71	81	80	75	76	82	79
NGL equity sales (Mbbls/d)	5	4	2	1	3	2	3	3

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Includes volumes associated with Susquehanna Supply Hub, the Northeast JV, and Utica Supply Hub.
(3) Includes 100% of the volumes associated with operated equity-method investments, including the Laurel Mountain Midstream partnership, Blue Racer Midstream, and the Bradford Supply Hub and the Marcellus South Supply Hub within Appalachia Midstream Investments.

West
(UNAUDITED)
	2025					2026
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year-to-date
Net gathering, processing, transportation, storage, and fractionation revenues (1)	$415	$426	$449	$474	$1,764	$478	$454	$932
Other fee revenues	8	5	6	8	27	7	7	14
Commodity margins	34	29	29	26	118	31	28	59
Operating and administrative costs (1)	(152)	(150)	(150)	(153)	(605)	(149)	(166)	(315)
Other segment income (expenses) - net	11	(1)	(3)	(3)	4	7	1	8
Impairment or write-off of certain assets	—	—	(25)	(187)	(212)	(3)	—	(3)
Proportional Modified EBITDA of equity-method investments	38	32	36	36	142	36	35	71
Modified EBITDA	354	341	342	201	1,238	407	359	766
Adjustments	—	—	25	187	212	3	—	3
Adjusted EBITDA	$354	$341	$367	$388	$1,450	$410	$359	$769

Statistics for Operated Assets
Gathering and Processing
Gathering volumes (Bcf/d)	5.69	5.94	6.14	6.56	6.09	6.37	6.03	6.20
Plant inlet natural gas volumes (Bcf/d)	1.52	1.69	1.72	1.78	1.68	1.76	1.69	1.73
NGL production (Mbbls/d)	83	102	103	105	99	103	118	110
NGL equity sales (Mbbls/d)	6	8	7	7	7	7	14	11
NGL and Crude Oil Transportation volumes (Mbbls/d) (2)	310	292	294	281	294	269	299	284

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Includes 100% of the volumes associated with Overland Pass Pipeline Company (an operated equity-method investment), Rocky Mountain Midstream, and Bluestem pipelines.

Gas & NGL Marketing Services
(UNAUDITED)
	2025					2026
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year-to-date
Commodity margins	$191	$(16)	$6	$45	$226	$248	$12	$260
Net unrealized gain (loss) from derivative instruments	(3)	(4)	46	101	140	(192)	120	(72)
Operating and administrative costs	(39)	(19)	(14)	(21)	(93)	(34)	(18)	(52)
Other segment income (expenses) - net	—	1	—	1	2	—	(1)	(1)
Proportional Modified EBITDA of equity-method investments	3	8	16	9	36	18	10	28
Modified EBITDA	152	(30)	54	135	311	40	123	163
Adjustments	3	15	(43)	(93)	(118)	187	(124)	63
Adjusted EBITDA	$155	$(15)	$11	$42	$193	$227	$(1)	$226

Statistics
Product Sales Volumes
Natural Gas (Bcf/d)	7.27	6.17	6.52	6.34	6.57	6.73	5.52	6.12
NGLs (Mbbls/d)	182	170	174	215	185	205	185	195

Other
(UNAUDITED)
	2025					2026
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year-to-date
Service revenues	$4	$4	$4	$4	$16	$4	$4	$8
Net realized product sales	153	146	151	166	616	138	125	263
Net unrealized gain (loss) from derivative instruments	(29)	40	5	(6)	10	(33)	22	(11)
Operating and administrative costs	(54)	(76)	(71)	(82)	(283)	(63)	(73)	(136)
Other segment income (expenses) - net	1	4	4	8	17	4	8	12
Gain on sale of certain assets	—	—	—	—	—	182	12	194
Modified EBITDA	75	118	93	90	376	232	98	330
Adjustments	29	(40)	(3)	7	(7)	(149)	(34)	(183)
Adjusted EBITDA	$104	$78	$90	$97	$369	$83	$64	$147

Statistics
Net Product Sales Volumes
Natural Gas (Bcf/d)	0.27	0.29	0.30	0.31	0.29	0.22	0.22	0.22
NGLs (Mbbls/d)	10	12	11	13	11	12	14	13
Crude Oil (Mbbls/d)	7	8	7	7	7	8	9	8

Capital Expenditures and Investments
(UNAUDITED)
	2025					2026
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year-to-date

Capital expenditures:
Transmission, Power & Gulf	$369	$590	$660	$1,639	$3,258	$1,174	$1,668	$2,842
Northeast G&P	62	39	57	53	211	27	22	49
West	549	274	172	119	1,114	82	56	138
Gas & NGL Marketing Services	—	1	—	—	1	—	—	—
Other	32	68	65	144	309	76	88	164
Total (1)	$1,012	$972	$954	$1,955	$4,893	$1,359	$1,834	$3,193

Purchases of and contributions to equity-method investments:
Transmission, Power & Gulf	$—	$—	$—	$313	$313	$18	$24	$42
Northeast G&P	10	10	12	6	38	11	38	49
West	—	—	1	—	1	—	—	—
Gas & NGL Marketing Services	153	—	—	—	153	—	—	—
Other	—	6	—	—	6	—	—	—
Total	$163	$16	$13	$319	$511	$29	$62	$91

Summary:
Transmission, Power & Gulf	$369	$590	$660	$1,952	$3,571	$1,192	$1,692	$2,884
Northeast G&P	72	49	69	59	249	38	60	98
West	549	274	173	119	1,115	82	56	138
Gas & NGL Marketing Services	153	1	—	—	154	—	—	—
Other	32	74	65	144	315	76	88	164
Total	$1,175	$988	$967	$2,274	$5,404	$1,388	$1,896	$3,284

Capital investments:
Increases to property, plant, and equipment	$978	$1,063	$1,038	$2,296	$5,375	$1,593	$1,754	$3,347
Purchases of businesses, net of cash acquired	1	—	—	—	1	—	—	—
Purchases of and contributions to equity-method investments	163	16	13	319	511	29	62	91
Purchases of other long-term investments	1	3	2	1	7	2	14	16
Total	$1,143	$1,082	$1,053	$2,616	$5,894	$1,624	$1,830	$3,454

(1) Increases to property, plant, and equipment	$978	$1,063	$1,038	$2,296	$5,375	$1,593	$1,754	$3,347
Changes in related accounts payable and accrued liabilities	34	(91)	(84)	(341)	(482)	(234)	80	(154)
Capital expenditures	$1,012	$972	$954	$1,955	$4,893	$1,359	$1,834	$3,193

Contributions from noncontrolling interests	$5	$14	$3	$14	$36	$—	$32	$32
Contributions in aid of construction	$10	$16	$11	$14	$51	$16	$27	$43
Proceeds from sale of certain assets	$—	$—	$—	$—	$—	$390	$12	$402
Proceeds from sale of business	$—	$—	$—	$—	$—	$48	$—	$48
Proceeds from disposition of equity-method investments	$—	$—	$—	$—	$—	$—	$6	$6

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, available funds from operations and dividend coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of modified EBITDA of equity-method investments, including our indirect share from interests owned by equity-method investees.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Such items are excluded from net income to determine adjusted income and adjusted earnings per share. Management believes this measure provides investors meaningful insight into results from ongoing operations.

Available funds from operations (AFFO) is defined as cash flow from operations excluding the effect of changes in working capital and certain other changes in noncurrent assets and liabilities, reduced by preferred dividends and net distributions to noncontrolling interests. AFFO may be adjusted to exclude certain items that we characterize as unrepresentative of our ongoing operations.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of assets and the cash that the business is generating.

Neither adjusted EBITDA, adjusted income, nor available funds from operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income
(UNAUDITED)
	2025					2026
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year-to-date

Income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$690	$546	$646	$733	$2,615	$864	$827	$1,691

Income (loss) from continuing operations - diluted earnings (loss) per common share (1)	$.56	$.45	$.53	$.60	$2.14	$.70	$.68	$1.38
Adjustments:
Transmission, Power & Gulf
Transco rate case timing*	$4	$11	$(15)	$—	$—	$—	$—	$—
Acquisition and transition-related costs*	—	1	—	—	1	—	—	—
Net gain related to certain asset retirements*	—	—	(11)	—	(11)	—	—	—
Total Transmission, Power & Gulf adjustments	4	12	(26)	—	(10)	—	—	—
West
Impairment or write-off of certain assets	—	—	25	187	212	3	—	3
Total West adjustments	—	—	25	187	212	3	—	3
Gas & NGL Marketing Services
Impact of volatility on NGL linefill transactions*	—	11	3	8	22	(5)	(4)	(9)
Net unrealized (gain) loss from derivative instruments	3	4	(46)	(101)	(140)	192	(120)	72
Total Gas & NGL Marketing Services adjustments	3	15	(43)	(93)	(118)	187	(124)	63
Other
Acquisition and transition-related costs*	—	—	2	1	3	—	—	—
Net unrealized (gain) loss from derivative instruments	29	(40)	(5)	6	(10)	33	(22)	11
Gain on sale of certain upstream assets	—	—	—	—	—	(182)	(12)	(194)
Total Other adjustments	29	(40)	(3)	7	(7)	(149)	(34)	(183)
Adjustments included in Modified EBITDA	36	(13)	(47)	101	77	41	(158)	(117)
Adjustments below Modified EBITDA
Gain on sale of Brazos investment, including additional (gain)/loss on consideration received	—	—	—	—	—	—	(126)	(126)
Transco rate case timing	11	35	(46)	—	—	—	—	—
Our share of fair value change from Cogentrix investment	—	—	—	(153)	(153)	(2)	—	(2)
Amortization of intangible assets from 2021 Sequent acquisition	5	4	5	4	18	3	2	5
	16	39	(41)	(149)	(135)	1	(124)	(123)
Total adjustments	52	26	(88)	(48)	(58)	42	(282)	(240)
Less tax effect for above items	(12)	(6)	20	12	14	(11)	69	58
Adjustments for tax-related items (2)	—	—	25	(25)	—	—	—	—
Adjusted income from continuing operations available to common stockholders	$730	$566	$603	$672	$2,571	$895	$614	$1,509
Adjusted income from continuing operations - diluted earnings per common share (1)	$.60	$.46	$.49	$.55	$2.10	$.73	$.50	$1.23
Weighted-average shares - diluted (millions)	1,225	1,224	1,225	1,226	1,225	1,226	1,225	1,226
(1) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.
(2) The third quarter of 2025 includes an adjustment associated with an increase in our estimated deferred state income tax rate. The fourth quarter of 2025 includes an adjustment associated with a decrease in our estimated deferred state income tax rate.
*Amounts are included in Additional adjustments on the Reconciliation of Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO).

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2025					2026
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year-to-date

Net income (loss)	$729	$583	$683	$773	$2,768	$912	$876	$1,788
Provision (benefit) for income taxes	193	174	246	244	857	244	260	504
Interest expense	349	350	372	371	1,442	376	371	747
Equity (earnings) losses	(155)	(142)	(152)	(311)	(760)	(161)	(159)	(320)
Other investing (income) loss - net	(8)	(4)	(19)	(11)	(42)	(24)	(134)	(158)
Proportional Modified EBITDA of equity-method investments	236	231	250	248	965	259	249	508
Depreciation, depletion, and amortization expenses	585	605	564	593	2,347	584	592	1,176
Accretion expense associated with asset retirement obligations for nonregulated operations	24	24	23	25	96	23	24	47
Modified EBITDA	$1,953	$1,821	$1,967	$1,932	$7,673	$2,213	$2,079	$4,292

Transmission, Power & Gulf	$858	$891	$973	$998	$3,720	$1,010	$959	$1,969
Northeast G&P	514	501	505	508	2,028	524	540	1,064
West	354	341	342	201	1,238	407	359	766
Gas & NGL Marketing Services	152	(30)	54	135	311	40	123	163
Other	75	118	93	90	376	232	98	330
Total Modified EBITDA	$1,953	$1,821	$1,967	$1,932	$7,673	$2,213	$2,079	$4,292

Adjustments (1):
Transmission, Power & Gulf	$4	$12	$(26)	$—	$(10)	$—	$—	$—
West	—	—	25	187	212	3	—	3
Gas & NGL Marketing Services	3	15	(43)	(93)	(118)	187	(124)	63
Other	29	(40)	(3)	7	(7)	(149)	(34)	(183)
Total Adjustments	$36	$(13)	$(47)	$101	$77	$41	$(158)	$(117)

Adjusted EBITDA:
Transmission, Power & Gulf	$862	$903	$947	$998	$3,710	$1,010	$959	$1,969
Northeast G&P	514	501	505	508	2,028	524	540	1,064
West	354	341	367	388	1,450	410	359	769
Gas & NGL Marketing Services	155	(15)	11	42	193	227	(1)	226
Other	104	78	90	97	369	83	64	147
Total Adjusted EBITDA	$1,989	$1,808	$1,920	$2,033	$7,750	$2,254	$1,921	$4,175

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income," which is also included in these materials.

Reconciliation of Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO)
(UNAUDITED)
	2025					2026
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year-to-date

Net cash provided (used) by operating activities	$1,433	$1,450	$1,439	$1,576	$5,898	$1,603	$1,376	$2,979
Exclude: Cash (provided) used by changes in:
Accounts receivable	(82)	(219)	(83)	603	219	(425)	319	(106)
Inventories, including write-downs	(29)	86	4	(24)	37	(52)	72	20
Other current assets and deferred charges	40	(4)	7	28	71	9	14	23
Accounts payable	29	236	94	(474)	(115)	194	46	240
Other current liabilities	70	(220)	55	(75)	(170)	317	(259)	58
Changes in current and noncurrent commodity derivative assets and liabilities	(4)	(15)	(58)	(22)	(99)	138	(82)	56
Other, including changes in noncurrent assets and liabilities	29	48	76	60	213	74	41	115
Preferred dividends paid	(1)	—	(1)	(1)	(3)	(1)	—	(1)
Dividends and distributions paid to noncontrolling interests	(69)	(62)	(66)	(62)	(259)	(67)	(73)	(140)
Contributions from noncontrolling interests (1)	5	14	3	14	36	—	—	—
Additional Adjustments (2)	24	3	(21)	24	30	(20)	(4)	(24)
Available funds from operations	$1,445	$1,317	$1,449	$1,647	$5,858	$1,770	$1,450	$3,220

Common dividends paid	$610	$611	$611	$610	$2,442	$642	$642	$1,284

Coverage ratio:
Available funds from operations divided by Common dividends paid	2.37	2.16	2.37	2.70	2.40	2.76	2.26	2.51

(1) Beginning in the second quarter of 2026, contributions from noncontrolling interests are excluded from AFFO.
(2) See detail on Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income. The first quarter of 2025 also includes $20 million related to an expected distribution from an equity-method investee not received until early April. This amount is excluded from the second quarter of 2025. The fourth quarter of 2025 also includes $15 million related to an expected distribution from an equity‑method investee not received until early January 2026, and this amount is excluded from the first quarter of 2026.

Reconciliation of Net Income (Loss) from Continuing Operations to Modified EBITDA, Non-GAAP Adjusted EBITDA and Cash Flow from Operating Activities to Available Funds from Operations (AFFO)

2026 Guidance
(Dollars in millions, except per-share amounts and coverage ratio)	Midpoint

Net income (loss) from continuing operations	$3,355
Provision (benefit) for income taxes	975
Interest expense	1,535
Equity (earnings) losses	(620)
Proportional Modified EBITDA of equity-method investments	990
Depreciation, depletion, and amortization expenses and accretion for asset retirement obligations associated with nonregulated operations	2,520
Other	(160)
Modified EBITDA	$8,595
EBITDA Adjustments	(195)
Adjusted EBITDA	$8,400

Net income (loss) from continuing operations	$3,355
Less: Net income (loss) attributable to noncontrolling interests and preferred dividends	220
Net income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$3,135

Adjustments:
Adjustments included in Modified EBITDA(1)	(195)
Adjustments below Modified EBITDA (1)	(115)
Allocation of adjustments to noncontrolling interests	—
Total adjustments	(310)
Less tax effect for above items	80
Adjusted income from continuing operations available to common stockholders	$2,905
Adjusted income from continuing operations - diluted earnings per common share	$2.35
Weighted-average shares - diluted (millions)	1,237

Available Funds from Operations (AFFO):
Net cash provided by operating activities (net of changes in working capital, changes in current and noncurrent derivative assets and liabilities, and changes in other, including changes in noncurrent assets and liabilities)	$6,730
Preferred dividends paid	(3)
Dividends and distributions paid to noncontrolling interests	(328)
Additional adjustments(1)	(24)
Available funds from operations (AFFO)	$6,375
AFFO per common share	$5.15
Common dividends paid	$2,585
Coverage Ratio (AFFO/Common dividends paid)	2.47x

(1) Includes items of income or loss that we characterize as unrepresentative of our ongoing operations.

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcomes of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•Levels of dividends to Williams' stockholders;

•Future credit ratings of Williams and its affiliates;

•Amounts and nature of future capital expenditures;

•Expansion and growth of business and operations;

•Expected in-service dates for capital projects;

•Financial condition and liquidity;

•Business strategy;

•Cash flow from operations or results of operations;

•Rate case filings;

•Seasonality of certain business components;

•Natural gas, natural gas liquids, and crude oil prices, supply, and demand;

•Demand for services.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•Availability of supplies, market demand, and volatility of prices;

•Development and rate of adoption of alternative energy sources;

•The impact of existing and future laws and regulations, the regulatory environment, environmental matters, and litigation, as well as our ability and the ability of other energy companies with whom we conduct or seek to conduct business, to obtain necessary permits and approvals, and our ability to achieve favorable rate proceeding outcomes;

•Exposure to the credit risk of customers and counterparties;

•Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and consummate asset sales on acceptable terms;

•The ability to successfully identify, evaluate, and timely execute on our capital projects and investment opportunities;

•The strength and financial resources of our competitors and the effects of competition;

•The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•The ability to effectively execute our financing plan;

•Increasing scrutiny and changing expectations from stakeholders with respect to environmental, social, and governance practices;

•The physical and financial risks associated with climate change;

•The impacts of operational and developmental hazards and unforeseen interruptions;

•The risks resulting from outbreaks or other public health crises;

•Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•Acts of terrorism, cybersecurity incidents, and related disruptions;

•Costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•Changes in maintenance and construction costs, as well as our ability to obtain sufficient construction-related inputs, including skilled labor;

•Inflation, interest rates, tariffs on foreign-made materials and goods (including steel and steel pipes) necessary to conduct our business, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•The ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•Changes in the current geopolitical situation;

•Changes in U.S. governmental administration and policies;

•Whether we are able to pay current and expected levels of dividends;

•Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to, and do not intend to, update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see (a) Part I, Item IA. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 24, 2026, and (b) Part II, Item IA. Risk Factors in subsequent Quarterly Reports on Form 10-Q.

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